Exhibit 5.1

Tel-Aviv, April 2, 2024

Check Point Software Technologies Ltd.
5 Shlomo Kaplan Street
Tel Aviv
Israel

Ladies and Gentlemen:

Check Point Software Technologies Ltd., a company organized under the laws of the State of Israel (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), an additional 1,284,470 of its Ordinary Shares, par value NIS 0.01 per share (the “Shares”), issuable under the Check Point Software Technologies Ltd. Israel Equity Incentive Plan, as amended, and the Check Point Software Technologies Ltd. United States Equity Incentive Plan, as amended (collectively, the “Plan”).

As special Israeli counsel to the Company, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purpose of our opinion. Upon the basis of such examination, we are of the opinion that, when the Shares are issued and sold pursuant to the terms of the Plan and in accordance with the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to Israeli law, and we do not express any opinion as to the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/S/ Naschitz, Brandes, Amir & Co., Advocates

Naschitz, Brandes, Amir & Co., Advocates